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                                                                 EXHIBIT 99b

                                                                PRESS RELEASE

For more information contact:

Jon Turino
Integrated Measurement Systems, Inc.
(503) 626-7117

David Eastman                           Carol Hilden
Integrated Measurement Systems, Inc.    Creative Marketing Communications
(503) 626-7117                          (503) 591-9707

For Release:  July 15, 1996
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             IMS FEATURES NEW MULTIMEDIA MIXED-SIGNAL TEST STATION
                                AT SEMICON/WEST

          FULLY INTEGRATED TEST STATION OPTIMIZED FOR ENGINEERING DEBUG,
            CHARACTERIZATION  AND TEST OF HIGH-SPEED MULTIMEDIA DEVICES

SEMICON/West -- July 15, 1996 -- Integrated Measurement Systems, Inc. (IMSC) today announced their new multimedia mixed-signal, MTS-TM-Test Station for verifying and characterizing high-speed components used in multimedia applications. This multimedia configuration, available in the MTS Blazer-TM-and the MTS FT Test Stations (introduced at ITC in October 1995), offers test engineers the measurement performance of an ATE system at less than half the cost.

This application-specific configured Test Station will be shown for the first time at SEMICON/West in San Francisco, testing components commonly used in multimedia applications -- an 18-bit A/D converter, a 16-bit sigma/delta converter, an 8-bit RAMDAC and an MPEG decoder.

"This multimedia configuration of the MTS Test Station is another step in the company's long-term strategy of building a complete suite of application-specific Test Stations that provide test solutions with the highest performance and flexibility, at the lowest cost of ownership," comments Mike Kondrat, Director of Test Station Marketing at IMS.

UNMATCHED PERFORMANCE. The multimedia mixed-signal MTS Test Station consists of the IMS high-performance digital testing capability, tightly integrated with a complement of standard analog instrumentation, including arbitrary waveform generation and waveform digitization for testing components most often used in multimedia applications. The MTS Test Stations can be configured for up to 200 MHz digital data rates, with up to 512 pins, including 64 analog channels with bandwidth greater than 1.4 GHz bandwidth.

A wide range of speed and memory depths are available and an incorporated Digital Signal Processing (DSP) library allows users to make a broad range of measurements, including signal-to-noise, distortion and linearity. Critical path timing analysis is available in the MTS FT Test Station -- significantly reducing the time it takes to understand critical timing issues and perform timing characterization.

TIGHTLY INTEGRATED TEST PERFORMANCE. In the multimedia mixed-signal MTS Test Station, all mixed-signal resources are integrated into the same programming tool set for a flexible and easy-to-use interface. IMS TestVIEW(tm), an interactive graphical test programming language, running in the IMS TestEnvironment, combine pattern translation and development; program development and debug; and interactive device verification for improved engineering productivity.


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PRICE AND AVAILABILITY. The multimedia mixed-signal MTS Test Station is priced under $250,000 (US) for a typically configured system and is orderable now, with delivery 16 weeks ARO.

Integrated Measurement Systems, Inc. (IMSC), is the worldwide leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past four years, IMS has rated in the 10 BEST supplier of Test and Material Handling Equipment in the VLSI Research Customer Survey.
IMS is listed on the Nasdaq National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Telephone (503) 626-7117 or (800) 879-7117. Or visit our Web Site: www.ims.com